EXHIBIT 2

NetCo Investments Inc. - OTC B.B.  (NIVS)

NEWS RELEASE
NETCO RATIFIES ACQUISITI0N OF SYNTEC BIOFUEL ETHANOL TECHNOLOGY AT ANNUAL GENERAL MEETING.

Vancouver, Canada. July 14th, 2006

NetCo Investments Inc. ("NetCo") is pleased to announce that the Company held its Annual General Meeting in Vancouver on the 12th of July, 2006. The Shareholders unanimously ratified the acquisition agreement (as amended) between the Company and Syntec Biofuel Inc. ("Syntec") whereby the Company acquires the Assets, including I.P., for catalysts that convert syngas into ethanol and other alcohols. The acquisition is subject to the Company raising a minimum of $500,000 within 60 days failing which the Agreement will be reversed and the Assets and liabilities transferred back to Syntec and Syntec transferring back the 15,700,000 common shares issued as purchase consideration.

Against the backdrop of the current ethanol boom, analysts concur that ethanol produced from corn is not a long-term solution to America's foreign oil dependence. Discussions increasingly focus on 2nd generation ethanol production technologies that can utilize renewable and waste feedstocks such as switchgrass, agricultural waste and wood waste. This 2nd generation technology is the core of Syntec Biofuel's mission objective.

Syntec has been working to produce a breakthrough in ethanol production via the thermo-chemical conversion of biomass to ethanol - a process that promises both greater efficiency and yields of ethanol than any process currently employed in the world today.

The company filed a patent for its first ethanol catalyst in 2004 and expects to file a second patent for its commercial variant by year's end. In parallel, Syntec Biofuel will commission its first bioreactor for the production of bio-methanol - a facility that will utilize the same production methodology as biomass to ethanol production and more importantly, will serve as a valuable test bed for commercial-scale testing of Syntec's proprietary ethanol catalyst, while generating revenue for the Company from the production of bio-methanol.

The Shareholders authorized the Company to change its name from NetCo Investments Inc. to Syntec Biofuel Inc. appointed Michael Jackson, Michael Raftery and Cary Martin to act as Directors for the ensuing year, ratified the companies Stock Option Plan and appointed Dale Matheson, Carr-Hilton Labonte to act as the Company's auditors for the ensuing year.

Syntec has since 2001 been developing catalysts to convert Biogas into ethanol. We expect to file for a 2nd patent by the end of 2006.

For more information - contact Jeff Eltom at info@syntecbiofuel.com.
NetCo trades on the OTC.B.B. under the symbol 'NIVS' call 604-648-2092 or 604-648-2095.

This press release contains statements about future performance, events or developments, which are also known as "forward-looking statements." Forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management's assumptions and beliefs. Statements that contain words like "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are forward-looking statements. Since they relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual outcomes and results may differ


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materially from what is expressed or forecasted in such forward- looking statements; our ability to operate effectively in a highly competitive industry with many participants; our ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; our ability to protect our intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a description of these and some other risks and uncertainties, you should read the reports we have filed with the Securities and Exchange Commission, including periodic reports on Forms 10-K, 10-Q and 8-K. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements we make, even if new information, future events, changes in assumptions or any other reason would alter those statements.


SOURCE NetCo Investments Inc.  OTC.B.B. - NIVS
Email: info@syntecbiofuel.com